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                                                                  EXHIBIT 10.190


                      LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           THE TRAVEL CHANNEL, L.L.C.



                         Dated as of November 24, 1997

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SECTION 1     FORMATION OF THE LIMITED LIABILITY COMPANY........................   1
     1.1      Formation.........................................................   1
     1.2      Place of Business.................................................   1
     1.3      Registered Office and Registered Agent ...........................   1
     1.4      Qualification in Other Jurisdictions..............................   2
     1.5      Term..............................................................   2
     1.6      Status of Company for Tax Purposes................................   2
     1.7      Authorized Person.................................................   2
     1.8      Single Class of Membership........................................   2

SECTION 2     PURPOSE; POWERS...................................................   2
     2.1      Purpose of the Company; Description of the Network................   2
     2.2      Powers............................................................   3

SECTION 3     CAPITAL CONTRIBUTIONS; LIMITED LIABILITY COMPANY
              INTEREST; CAPITAL ACCOUNTS........................................   3
     3.1      Interests.........................................................   3
     3.2      Capital Contributions.............................................   3
     3.3      Capital Accounts..................................................   4
     3.4      Maintenance of Capital Accounts...................................   5
     3.5      Withdrawal from Capital Accounts..................................   5
     3.6      Interest on Capital Accounts......................................   5
     3.7      Use of Capital Accounts...........................................   5
     3.8      Assignment, Assumption and Prorations.............................   5

SECTION 4     INITIAL LOAN; ADDITIONAL CAPITAL; ADJUSTMENTS.....................   7
     4.1      The PDI Loan......................................................   7
     4.2      Additional Capital Generally......................................   7
     4.3      Adjustments.......................................................   8

SECTION 5     DISTRIBUTIONS.....................................................   8
     5.1      Distributions.....................................................   8
     5.2      Limitation on Distributions.......................................   8
     5.3      Distributions in Kind.............................................   8

SECTION 6     ALLOCATIONS OF PROFITS AND LOSSES.................................   8
     6.1      Timing............................................................   8
     6.2      Allocation of Profits.............................................   9
     6.3      Allocation of Losses..............................................   9
     6.4      Allocations under Section 704(c) of the Code......................   9
     6.5      Qualified Income Offset...........................................  10
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SECTION 7     MEMBERS..........................................................  10
     7.1      Limited Liability................................................  10
     7.2      Limitation on Members............................................  10
     7.3      Indemnification..................................................  10

SECTION 8     MANAGEMENT OF THE COMPANY........................................  11
     8.1      Management Committee.............................................  11
     8.2      Managing Director................................................  12
     8.3      Books and Records................................................  14
     8.4      Accounting; Fiscal Year..........................................  14
     8.5      Tax Reporting....................................................  14
     8.6      Inspection.......................................................  15
     8.7      Compensation.....................................................  15
     8.8      Bank Accounts....................................................  15

SECTION 9     TERMINATION......................................................  15
     9.1      Events Causing Termination.......................................  15
     9.2      Winding Up.......................................................  16

SECTION 10    TRANSFER OF INTEREST.............................................  17
     10.1     General..........................................................  17
     10.2     Violative Transfers..............................................  18
     10.3     Preemptive Right.................................................  18
     10.4     TCAC's Tag-Along Right...........................................  19
     10.5     TCAC Put Right...................................................  19
     10.6     Termination of Rights............................................  20
     10.7     PDI's Call Right.................................................  20
     10.8     PDI's Lobby Purchase Option......................................  20
     10.9     Appraised Fair Market Value......................................  21
     10.10    Covenant of DCI..................................................  22
     10.11    Covenant of PCC..................................................  23

SECTION 11    ADMISSION OF MEMBERS; RESIGNATIONS...............................  23
     11.1     Admission of Members.............................................  23
     11.2     Conditions.......................................................  23
     11.3     Resignations.....................................................  23

SECTION 12    EVENTS OF DEFAULT................................................  23
     12.1     Events of Default................................................  23
     12.2     Notice and Cure..................................................  24
     12.3     Remedies.........................................................  24
     12.4     Purchase of Defaulting Members' Interest.........................  25

SECTION 13    NON-COMPETE......................................................  25
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     13.1     Non-Compete........................................................ 25

SECTION 14    EXCULPATION; INDEMNIFICATION; LIABILITY............................ 27
     14.1     Exculpation........................................................ 27
     14.2     Indemnification.................................................... 27

SECTION 15    ADDITIONAL COVENANTS AND AGREEMENTS................................ 29
     15.1     Network Programming and Commercial Breaks.......................... 29
     15.2     Sublicense Rights.................................................. 29

SECTION 16    PRECONDITIONS; EFFECTIVE DATE...................................... 31

SECTION 17    MISCELLANEOUS...................................................... 32
     17.1     Entire Agreement................................................... 32
     17.2     Amendments......................................................... 32
     17.3     Confidentiality.................................................... 32
     17.4     Representations and Warranties..................................... 32
     17.5     Validity and Severability.......................................... 32
     17.6     Fair Market Value.................................................. 33
     17.7     Press Release...................................................... 33
     17.8     Headings and Usage................................................. 33
     17.9     Counterparts....................................................... 33
     17.10    Successors and Assigns; Survival of Representations and Warranties. 33
     17.11    Venue.............................................................. 33
     17.12    Further Assurances................................................. 34
     17.13    Notices............................................................ 34
     17.14    Governing Law...................................................... 34


                                    SCHEDULE

Schedule 3.2(a)


Exhibit A     Software License Agreement
Exhibit B     PDI License Agreement
Exhibit C     Programming License Agreement
Exhibit D     Note
Exhibit E     Security Agreement
Exhibit F     Management Agreement
Exhibit G     Consulting Agreement
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
                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                           THE TRAVEL CHANNEL, L.L.C.


         Limited Liability Company Agreement, dated as of November 24, 1997 (this "Agreement"), of THE TRAVEL CHANNEL, L.L.C., between Project Discovery, Inc., a Delaware corporation ("PDI") and Travel Channel Acquisition Corporation, a Delaware corporation ("TCAC"; and each of PDI and TCAC a "Member," and, together with any other entity or individual who may, pursuant to this Agreement, become a Member, collectively, the "Members").

                                    RECITAL

         TCAC and PDI desire to establish a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, as amended from time to time (6 Del. C., Section 18-101 et seq.; the "Act") and further desire, pursuant to this Agreement, to set forth, among other things, the management structure of such limited liability company.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto hereby agrees as follows:

                                   SECTION 1
                   FORMATION OF THE LIMITED LIABILITY COMPANY

                  1.1 Formation. By execution and delivery of this Agreement and by filing a certificate of formation (the "Certificate") with the Office of the Secretary of State of the State of Delaware, the Members hereby form a Delaware limited liability company named "The Travel Channel, L.L.C." (the "Company"), pursuant to the Act, for the purposes described in Section 2 below.

                  1.2 Place of Business. The location of the Company's principal place of business shall be at 7700 Wisconsin Avenue, Bethesda, Maryland 20814, or such other location as shall be selected from time to time by the Management Committee.

                  1.3 Registered Office and Registered Agent. The name of the registered agent of the Company in the State of Delaware shall be Corporation Service Company, located at 1013 Centre Road, Wilmington, Delaware 19805. The registered office of the Company in the State of Delaware shall be located at 1013 Centre Road, Wilmington, Delaware 19805. The Management Committee may at any time appoint another registered agent and/or registered office.

                  1.4 Qualification in Other Jurisdictions. The Managing Director (defined below) shall cause the Company to be qualified or registered to do business under the laws of any jurisdiction in which such qualification or registration is required or desirable. Any Authorized Person (defined below) may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  1.5 Term. The term of the Company shall commence on the date the Certificate is filed in the Office of the Secretary of State of the State of Delaware and shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement.

                  1.6 Status of Company for Tax Purposes. For federal, state and local tax purposes, the Members intend that the Company be treated as a partnership. All provisions of the Certificate and this Agreement shall be interpreted and construed so as to effectuate such treatment, and the Managing Director shall take appropriate action to ensure such treatment. However, the Members intend that the Company not be a partnership, limited partnership or joint venture for any purpose other than federal, state and local income tax purposes and intend that this Agreement shall not be construed to suggest otherwise.

                  1.7 Authorized Person. For purposes of executing, delivering and filing any certificates, documents and other instruments that the Management Committee deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property, an authorized person (as such term is used in the Act) shall be any officer or manager of the Company and any other person specifically authorized by the Management Committee ("Authorized Person").

                  1.8 Single Class of Membership. There shall be only one class of Members.

                                    SECTION 2
                                 PURPOSE; POWERS

                  2.1 Purpose of the Company: Description of the Network. The purpose of the Company is to own and operate a cable and satellite programming network (the "Network") to be called "Travel Channel," "Discovery Travel Network," or such other name as is agreed upon by the Members, and to operate other directly related businesses that support or receive support from the Network. It is the further intent of the Members that the Company may do all things specified in the Act, and may have and exercise all powers conferred by the laws of the State of Delaware, as the laws are now in effect or may at any time hereafter be amended to the extent necessary or appropriate to fulfill its purposes.

         The Network shall be distributed domestically, i.e., within the United States of America and the territories and possessions thereof (the "Territory"). The Network will consist of programming relating to travel.


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                  2.2 Powers. The Company shall have all powers and privileges granted by the Act or by any other applicable law, together with any powers incidental thereto, and is empowered to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business of the Company and for the protection and benefit of the Company (except to the extent specifically limited by the terms of this Agreement), including, without limitation, any and all of the powers which may be exercised on behalf of the Company by the Managing Director in accordance with Section 8 of this Agreement, and including, without limitation, buying, selling and holding real and personal property and entering into and executing agreements in its own name. All real and personal property (including intangible property acquired by the Company after the date hereof) of the Company shall be held in the Company's name, and not in the name of any of the Members, and no Member shall have any individual ownership rights in such property except for its rights as a Member.

                                   SECTION 3
                CAPITAL CONTRIBUTIONS; LIMITED LIABILITY COMPANY
                           INTEREST; CAPITAL ACCOUNTS

                  3.1 Interests. "Interest" shall mean a Member's ownership interest in the Company, and the ratio, stated as a percentage, of a Member's interest in the Profits (defined below) and Losses (as defined below) of the Company and in the right to receive distributions of the Company's assets, as determined pursuant to the provisions of this Agreement and all of such Member's other rights under this Agreement and the Act. Subject to adjustment as provided in Section 4.3, TCAC shall have a 30% Interest and PDI shall have a 70% Interest.

                  3.2 Capital Contributions. Simultaneously with the execution and delivery of this Agreement, the Members shall make capital contributions ("Initial Capital Contributions" and, together with all Additional Capital Contributions (defined herein), "Contributions") to the capital of the Company in accordance with the provisions set forth below:

                  (a) TCAC shall contribute the following: (i) its 75% undivided interest in the assets which comprise, or are otherwise used in connection with, the cable television network presently known as "The Travel Channel" (the "Channel"), as such assets are more specifically described in Schedule 3.2(a) hereto, and subject to any exclusions and prorations set forth in Section 3.8 below ("Travel Channel Assets"),
         (ii) a 100% interest in the "World Travelers Network," ("WTN"), as more specifically described in Schedule 3.2(a); and (iii) pursuant to a license agreement between the Company and TCAC substantially in the form attached hereto as Exhibit A (the "Software License Agreement,"), a ten year, royalty-free, nonexclusive license to use, within the Territory, the proprietary software of PCC which interfaces with "Oracle(TM)" software for shopping, mail order and travel transactions. In addition, simultaneously herewith, TCAC shall cause to be assigned to the Company, and the Company shall assume therefrom, subject to the consent of Landmark Communications, Inc. ("LCI"), all of the right, title and interest in, and all of the


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         obligations of, Paxson Communications Corporation ("PCC") (the parent company of TCAC) under and pursuant to that certain Asset Acquisition Agreement, dated as of June 13, 1997 (the "Landmark Agreement") by and among LCI, The Travel Channel, Inc. and PCC, and the Services Agreement dated as of June 13, 1997, among LCI, The Travel Channel, Inc., PCC and the Weather Channel, Inc. The Members agree that the property contributed to the Company by TCAC as TCAC's Initial Capital Contribution shall have an aggregate book value of $55,000,000.

                  (b) PDI shall contribute the following: (x) its 25% undivided interest in that portion of the Travel Channel Assets purchased thereby from TCAC pursuant to the Asset Purchase Agreement, dated of even date herewith, between PDI and TCAC (the "PDI Purchase Agreement"); (y) pursuant to a sublicense agreement, substantially in the form attached hereto as Exhibit B, between the Company and PDI (the "PDI License Agreement,") a royalty-free, nonexclusive license to use, within the Territory, the name "Discovery" in connection with the operation and distribution by the Company of the Network and all related activities thereof (e.g., website, magazine, other publications, affinity cards, etc.); and pursuant to a sublicense agreement, substantially in the form attached hereto as Exhibit C, between the Company and PDI (the "Programming License Agreement,") a royalty-free, nonexclusive license, to distribute, within the Territory, subject to the terms and conditions set forth in such sublicense agreement, the travel-oriented programming listed on Schedule A to such Programming License Agreement, which was produced by PDI or sublicensed to PDI by, and was produced and is owned by, Discovery Communications, Inc. ("DCI"), PDI's parent company, or any subsidiary thereof, prior to the Effective Date (defined below). The Members agree that the property contributed to the Company by PDI as PDI's Initial Capital Contribution shall have an aggregate book value of $128,333,333.

                  3.3 Capital Accounts. The Company shall establish and maintain a separate Capital Account for each Member. Each Member's Capital Account will be increased by (i) the amount of money contributed by such Member to the Company; (ii) the fair market value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code of 1986, as amended ("Code")); (iii) allocations of Profits to such Member; and (iv) allocations to such Member of income described in Section 705(a)(1)(B) of the Code. Each Member's Capital Account will be decreased by (i) the amount of money distributed to such Member by the Company;
(ii) the fair market value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) allocations of Losses to such Member; and (iv) allocations to such Member of expenditures described in Section 705(a)(2)(B) of the Code. TCAC's Capital Account shall initially be $55,000,000 and PDI's Capital Account shall initially be $128,333,333.

                  3.4 Maintenance of Capital Accounts. The manner in which Capital Accounts are to be maintained pursuant to this Section 4.4 is intended to comply with the


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
requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder and is intended to properly reflect each Member's "interest in the partnership" pursuant to such Treasury Regulations. If, in the opinion of the Company's accountants, the manner in which Capital Accounts are to be maintained pursuant to the provisions of this Section 4.4 should be modified, in order to comply with section 704(b) of the Code and the Treasury Regulations promulgated thereunder and in order to properly reflect each Member's "interest in the partnership," then, notwithstanding anything to the contrary contained in the preceding provisions of this Section 3.4 the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

                  3.5 Withdrawal from Capital Accounts. Except as specifically provided by law, no Member shall have the right to withdraw any part of its Capital Account or to demand or receive the return of any of its Capital Contributions from the Company.

                  3.6 Interest on Capital Accounts. No Member shall be entitled to receive any interest in respect of either its Capital Contributions or its Capital Account.

                  3.7 Use of Capital Accounts. The aggregate of all Capital Contributions of the Members to the Company shall be available to the Company to carry out the objects and purposes of the Company.

                  3.8 Assignment Assumption and Prorations.

                  (a) Unless otherwise defined in this Agreement, capitalized terms used in this Section 3.8 shall have the meanings assigned thereto in the PDI Purchase Agreement. Upon the contribution of the Travel Channel Assets to the Company in accordance with Section 3.2, the Company assumes and undertakes to pay, discharge, and perform (i) regardless of whether any Consent to the assignment of any License or Assumed Contract to the Company has been obtained, all obligations and liabilities of TCAC and PDI relating to the business and operations of the Channel and the use and operation of the Travel Channel Assets, including obligations and liabilities of TCAC and of PDI (if any) under the Licenses and Assumed Contracts (as defined in the PDI Purchase Agreement), to the extent that (1) such obligations and liabilities relate to the time after the Effective Date, or (2) the Company received a credit under Section 3.8(c) for deferred expenses, and (ii) all obligations and liabilities of TCAC and PDI to pay severance or other similar benefits to any employees of "The Travel Channel" who are terminated at or after the Effective Date provided that the Company retains its right to exercise its rights under the Landmark Agreement (defined herein) for such obligation, (iii) payments to any party to an affiliate agreement (each, an "MSO"), which payments constitute indemnification of damages suffered by such MSO and/or a repayment of affiliate fees paid by such MSO prior to the Effective Date (whether as a result of such MSO enforcing the "most favored nation" provision of the relevant affiliate agreement, or otherwise), and (iv) free or reduced rate advertising time which the Company is required to provide to advertisers on the Network (i.e. "make good" time), as a result of the inability of TCAC to have provided to such advertiser the number of


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
subscribers for the advertising time purchased and used by such advertiser prior to the Effective Date.

                  (b) Concurrently with the contribution of the Assets to the Company in accordance with Section 3.2, TCAC will transfer, convey, assign, and deliver to the Company (i) all security deposits under any Assumed Contract; and
(ii) all prepaid and deferred expenses of the Channel as of the Closing Date.

                  (c) All security deposits and prepaid and deferred expenses arising from the operation of the Channel and assigned by TCAC pursuant to
Section 3.8(b) or assumed by the Company pursuant to Section 3.8(a), including business and license fees, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, and similar prepaid and deferred items, but excluding severance obligations and any obligations set forth in Section 3.8(a)(iii) and (iv), shall be prorated between TCAC and the Company in accordance with the principle that TCAC shall be responsible for all expenses, costs, liabilities, and obligations allocable to the operations of the Channel for the period prior to the Effective Date, and the Company shall be responsible for all expenses, costs, liabilities, and obligations allocable to the operations of the Channel for the period after the Effective Date. To effectuate the proration of expenses pursuant to this Section 3.8(c), TCAC shall receive a credit equal to the amount of any security deposits assigned to the Company and any expenses, costs, liabilities, or obligations that are paid or incurred by TCAC and are allocable to the operations of the Channel for the period after the Effective Date and the Company shall receive a credit equal to the amount of any expenses, costs, liabilities, or obligations that are paid or incurred by the Company and are allocable to the operations of the Channel for the period before the Effective Date. TCAC and the Company will use good faith efforts to agree on the prorations. Within fifteen Business Days after the date on which the prorations are finally determined pursuant to this
Section 3.8(c). TCAC shall pay or cause to be paid to or for the account of the Company, in immediately available funds, the amount, if any, by which the sum of the credits to the Company pursuant to this Section 3.8(c) exceeds the sum of the credits to TCAC pursuant to this Section 3.8(c), and the Company shall pay or cause to be paid to or for the account of TCAC, in immediately available funds, the amount, if any, by which the sum of the credits to TCAC pursuant to this Section 3.8(c), exceeds the sum of the credits to the Company pursuant to this Section 3.8(c).




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                                   SECTION 4
                 INITIAL LOAN; ADDITIONAL CAPITAL; ADJUSTMENTS.

                  4.1 The PDI Loan. Simultaneously with the execution and delivery of this Agreement, PDI is making available to the Company a secured line of credit of a maximum amount of $20,000,000 (the "PDI Loan"), as evidenced by a note, made by the Company in favor of PDI in the form of Exhibit D hereto (the "Note") and a security agreement, made by the Company in favor of PDI in the form of Exhibit E hereto (the "Security Agreement"). The proceeds of the PDI Loan shall be used by the Company for the capital needs of the Company. The obligation of the Company to repay the PDI Loan shall be senior in right to the obligation of the Company to repay additional loans made by Members pursuant to
Section 4.2, below, or otherwise.

                  4.2 Additional Capital Generally. If any business plan or budget approved by the Management Committee in accordance with the terms of this Agreement requires additional capital to finance the Company beyond the Initial Capital Contributions and the PDI Loan, the Management Committee may make a call for additional Capital Contributions, of cash only ("Additional Capital Contributions"). The Management Committee shall send a notice to the Members identifying the amount and purpose of such Additional Capital Contributions and specifying a date, not less than 30 days after the date of the notice (the Notice Period), on which such Additional Capital Contributions shall be made. Each of the Members shall have the option to contribute up to its pro rata share of such Additional Capital Contributions, in accordance with the Percentage Interests of the Members at the time such Additional Capital Contribution is required. If a Member declines or fails to contribute its pro rata share of any additional capital requirements by the expiration of such Notice Period, the other Member shall have the right, but not the obligation, to make up the shortfall of additional capital, either in the form of an Additional Capital Contribution or a loan secured by the assets of the Company ("Additional Loan") to the Company. Each such Additional Loan shall bear interest at a rate of 15% per annum and shall be for a term of ten years, as reasonably determined by such Member, mandatorily prepayable as set forth below and voluntarily prepayable without premium or penalty thereon. In the event Additional Loans are made pursuant to this Section 4.2, the repayment thereof, and the security granted thereunder, shall be subordinate in right and time to the repayment of the PDI Loan and of any previous Additional Loans ("Previous Loans") made pursuant to this Section 4.2. (With respect to property of the Company in which a Member has been granted a security interest as security for the PDI Loan or any Additional Loan (hereinafter, "Collateral"), any and all decisions regarding such Collateral, and the disposition thereof, shall be made at the reasonable discretion of the holder of the most senior security interest in such Collateral, as such intercreditor rights may be more specifically set forth in an intercreditor agreement, upon the making of an Additional Loan by an entity other than the entity which has made a Previous Loan, which is still outstanding.) Subject to the foregoing subordination provision, each such Additional Loan made pursuant to this Section 4.2, shall be mandatorily prepayable, in successive annual installments, commencing on the last day of the second year after which the PDI Loan and all Previous Loans shall have been prepaid in full, and on each anniversary thereof. Each such prepayment shall be in an amount equal to the "excess cash flow" of the Company for the immediately preceding fiscal year of the Company. For purposes hereof, "excess cash flow" shall mean, for any period, the gross operating revenues of the Company for such period derived in the ordinary course of business, minus all operating, programming, selling and general and administrative expenses, debt service (exclusive of prepayments of principal made in respect of the PDI Loan and the Previous Loans) and capital expenditures for such period, less reserves for expenses or expenditures during subsequent periods as reasonably determined by the Management Committee.

                  4.3 Adjustments. Immediately following any Additional Capital Contributions which are not made pro rata, the Interests held by each Member shall be redetermined by dividing (x) the aggregate Capital Contributions made by such Member through the date of such calculation, by (y) the sum of all Capital Contributions made by all Members through the date of such calculation. For purposes of this Section 4.3, TCAC's initial 30 % Interest shall be based on aggregate Initial Capital Contributions deemed to be $55,000,000 and PDI's initial 70% Interest shall be based on aggregate Initial Capital Contributions deemed to be $128,333,333. Additional Loans made by any Member pursuant to
Section 4.2, above shall not be considered Additional Capital Contributions and shall not result in an adjustment of Interests.

                                   SECTION 5
                                 DISTRIBUTIONS

                  5.1 Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Management Committee. Such distributions shall be allocated to the Members in the same proportion as their Interests at the time of distribution.

                  5.2 Limitation on Distributions. Notwithstanding the foregoing, no distribution shall be declared and paid unless, after giving effect thereto, the assets of the Company exceed the Company's liabilities each as determined by the Management Committee.

                  5.3 Distributions in Kind. All distributions of property of the Company in kind shall be valued at their fair market value as of the date of the distribution, and the amount of any gain or loss that would be realized by the Company if it were to sell such property at such fair market value shall be allocated to the Members in accordance with Section 6 hereof. The Company shall not distribute property in kind without the unanimous approval of the Members.

                                   SECTION 6
                       ALLOCATIONS OF PROFITS AND LOSSES

                  6.1 Timing. Profits and Losses shall be determined annually, promptly following the close of each fiscal year.


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
                  6.2 Allocation of Profits. For each taxable year of the Company, subject to the provisions of Sections 6.4 and 6.5, hereof, the taxable income of the Company as determined for federal income tax purposes under
Section 703(a) of the Code, including items separately stated pursuant to
Section 703(a)(1) of the Code, ("Profits") shall be allocated as follows:

                  (a) First, pro rata among the Members in accordance with the aggregate Losses previously allocated to them under Section 6.3(c) of this Agreement, in an amount equal to the excess of such previously allocated Losses over any Profits previously allocated under this
         Section 6.2(a);

                  (b) Second, pro rata among the Members in accordance with the aggregate Losses previously allocated to them under Section 6.3(b) of this Agreement, in an amount equal to the excess of such previously allocated Losses over any Profits previously allocated under this
         Section 6.2(b); and

                  (c) Third, pro rata among the Members in proportion to each Member's Interests.

                  6.3 Allocation of Losses. For each taxable year of the Company, subject to the provisions of Sections 6.4 and 6.5 hereof, the taxable loss of the Company as determined for federal income tax purposes under Section 703(a) of the Code, including items separately stated pursuant to Section 703(a)(1) of the Code, ("Losses") shall be allocated as follows:

                  (a) First, pro rata among the Members in proportion to each Member's Interests until the Capital Account of any Member is zero;

                  (b) Second, pro rata among the Members having positive Capital Accounts until the Capital Accounts of the remaining Members are zero; and

                  (c) Third, pro rata among the Members in proportion to each Member's Interests.

                  6.4 Allocations under Section 704(c) of the Code. Pursuant to
Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with regard to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution in accordance with Treas. Reg. Section 1.704-3(b). In the event the book value of any property of the Company is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction shall take into account any variation between the adjusted basis of the property and its adjusted book value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.

                  6.5 Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations
Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member's Capital Account created by such adjustments, allocations or distributions as promptly as possible; provided, however, that for this purpose, a Capital Account shall be increased by the Member's share of Company Minimum Gain (as defined in the Code) as of the end of the taxable year. It is the intention of the Members that this Section
6.5 be treated as a "qualified income offset" within the meaning of Treas. Reg.
Section 1.7041(b)(2)(ii)(d). In any such event, the Management Committee is hereby authorized to make subsequent allocations of other items of income, gain, loss and deduction among the Members so as, to the extent possible, to counteract the effect of special allocations pursuant to the first sentence of this Section 6.5.

                                   SECTION 7
                                    MEMBERS

                  7.1 Limited Liability. Except as otherwise provided by the Act or expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.

                  7.2 Limitation on Members. No Member, in its capacity as a Member, may act for or on behalf of the Company, without the prior authorization of the Management Committee, except to the extent such authorization is specifically authorized in this Agreement or required by the Act. No Member shall hold itself out as having any authority or agency to act on behalf of any other Member in any capacity or in any other manner except as specifically authorized in this Agreement or by the Management Committee, and no Member shall become liable by reason of any representation, action or omission of any other Member contrary to the provisions of this Agreement. In no event shall a Member have any obligation or liability for any contractual obligation or liabilities of the other Member, with respect to any matter outside the scope of this Agreement.

                  7.3 Indemnification. Each Member shall indemnify, defend and hold harmless the Company and/or each other Member, its directors, officers and employees from and against any and all losses, claims, damages, liabilities and expenses arising out of (i) any act or omission or any assumption of liability by the indemnifying Member on behalf of the indemnified Member taken in contravention of the terms of the Act and/or this Agreement; (ii) any other breach of the Act and/or this Agreement by the indemnifying Member; or (iii) the willful misfeasance or gross negligence of the indemnifying Member.

                                    SECTION 8
                           MANAGEMENT OF THE COMPANY

                  8.1 Management Committee.

                  (a) The business, property and affairs of the Company shall be managed by and under the direction of a management committee (the "Management Committee"). The Management Committee shall be made up of four individuals (each, a "Manager"), who shall be deemed to be "managers" within the meaning of the Act. Initially, three of the Managers shall be appointed by PDI and one Manager shall be appointed by TCAC. If at any time PDI shall hold 50% or less of the total Interests; PDI shall be required to relinquish (and shall be deemed to have done so) to TCAC its right to appoint one Manager. If at any time TCAC shall hold less than 15% of the total Interests, TCAC shall be required to relinquish (and shall be deemed to have done so) to PDI its right to appoint one Manager. Initially, the individuals appointed by PDI as Managers shall be John Hendricks, Judith McHale and Greg Durig, and the individual appointed by TCAC as a Manager shall be Lowell Paxson. If a Member shall, pursuant hereto, be deemed to have relinquished the right to appoint a Manager, such Member shall request that one of the Managers previously appointed thereby resign, and such Manager shall be replaced with a Manager appointed by the other Member. The appointment of each Manager shall be affirmed annually, provided that each Manager shall serve until such Manager is removed by the Member that appointed him, with or without cause, or until he or she resigns. Any Manager may resign at any time by giving written notice of his resignation to all the Members, or to the Member who appointed such Manager. Such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt, and, unless otherwise specified therein, the acceptance of a resignation shall not be necessary to make it effective. Each Member may fill any vacancy existing from time to time in their respective designees to the Management Committee. No action may be taken by the Management Committee at any meeting unless a quorum is present, and the affirmative vote of a majority of such quorum of the Management Committee shall be required for any act or decision thereof. A quorum for any meeting of the Management Committee must include Managers appointed by both Members, unless pursuant to this Section 8.1(a), (x) a Member does not, at such time, have the right to appoint a Manager, or (y) (i) the Manager(s) who failed to attend received at least five
         (5) business days' prior written notice of the meeting, in which case the Managers present at such meeting shall constitute a quorum for all the purposes of that meeting. The aggregate vote cast by all Managers appointed by a Member shall have a value equal to the Interests held by such Member at the time the votes are cast: i.e., the "Total Management Committee Votes" shall equal 100% and if, for example, the aggregate votes of all Managers appointed by a Member owning 75% of the Interests at the time of the vote shall count as 75% of Total Management Committee Votes.

                  (b) The Management Committee will hold regular meetings, at least quarterly, at such place as the Management Committee may agree upon. The Managing Director shall give at least ten (10) business days' notice to all Managers of such regular meetings, which notice may be waived by any and all Managers. Any Member or Manager may call a special meeting of the Management Committee upon at least ten (10) business days prior notice to all Managers. Any notice of a regular or special meeting shall contain a description of the agenda for such meeting. No business shall be conducted at a meeting which is not referred to in the notice for such meeting except with the unanimous consent of the Management Committee.

                  (c) Managers shall have the right to participate in any meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

                  (d) Each Manager may vote in person or by proxy at any meeting. A Manager may provide to the Management Committee, in writing, the names of up to five individuals who may have such Manager's proxy. The attendance of any meeting by any of such individuals, or the execution of a consent by any such individual, shall be deemed for all purposes to have been authorized for such purpose as a holder of the proxy of the Manager who provided the name of such individual, unless the Management Committee shall have received written notice, prior to such meeting or consent execution, that such individual no longer holds such Manager's proxy.

                  8.2 Managing Director.

                  (a) The Company shall be managed primarily by a managing director, who shall also be known as the "President" of the Company (the "Managing Director"). The Management Committee shall select the Managing Director, who may be an employee of PDI or an Affiliate thereof. The Managing Director shall initially be Judith McHale. The Managing Director shall serve until removed by the Management Committee, with or without cause, or until he or she resigns upon notice to the Company. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Management Committee. The Managing Director shall be responsible for the day-to-day operations of the Company and will report to the Management Committee regarding the same. The Managing Director shall be authorized to execute and deliver contracts and agreements on behalf of the Company in the ordinary course of its business, and all other contracts and agreements upon the direction of the Management Committee, and the Managing Director may delegate such powers to other officers, employees and representatives of the Company.

                  (b) The Managing Director shall have such powers and responsibilities as may be designated by and shall be paid such salary and entitled to such benefits as shall be determined by the Management Committee.

                  (c) The Managing Director may not, without the prior approval of a majority of the Management Committee:

                      (i) invest or borrow money on behalf of the Company in excess of limits set forth by the Members;

                      (ii) expend or authorize any expenditure on behalf of the Company in excess of amounts provided for in any business plan or budget approved by the Management Committee; or

                      (iii) enter into contracts on behalf of the Company in the ordinary course of business which exceed the financial limits set forth by the Management Committee from time to time.

                  (d) In addition, the Managing Director shall not, without the prior approval of all of the Managers, take, or permit the Company to take, any of the following actions:

                      (i) Issuance or redemption of Interests, other than pursuant to Section 11, or Paragraph 12.3 below;

                      (ii) Entering into material transactions with Affiliates (defined below) of either Member outside of the ordinary course of business (programming acquisitions and affiliate agreements are deemed to be within the ordinary course of business, provided that the Company shall enter into such agreements only on terms at least as favorable to the Company as an unrelated willing third party would agree to) (For purposes of this Agreement, Affiliate shall mean, as to any entity or person, (a) any other entity or person which directly or indirectly is in control of, is controlled by, or is under common control with, such entity or person, or (b) any person who is a director, officer or employee
              (i) of such entity or person or (ii) of any other entity or person described in the preceding clause (a). For purposes of this definition and the definition of "Controlled Affiliated" set forth below in Section 9.1, control of an entity or shall mean (a) the power, directly or indirectly, to direct or cause the direction of the management or policies of such entity (whether through the ownership of securities or partnership or other ownership interests of any other entity or person, by contract or otherwise), or (b) the ownership, direct or indirect, of 10% or more of the securities having voting power for the election of directors or other governing body of a corporation or of the partnership or other ownership interests of any other entity or person other than as a limited partner of any such entity);

                      (iii) Incurrence of indebtedness for borrowed money, exclusive of the PDI Loan and Additional Loans, in excess of $1,000,000;

                      (iv) Significant (in terms of dollars and effect on the Company) acquisitions and dispositions, exclusive of acquisitions (such as programming) in the ordinary course;

                      (v) Dissolution of the Company prior to the stated termination date, other than pursuant to Paragraph 12.3 of this Agreement;

                      (vi) Any material change in the operation of the business of the Company and/or in the programming theme of the Network;

                      (vii) Any merger or consolidation of the Company with or into any other person or entity;

                      (viii) Any sale or other disposal of all or substantially
              all of the assets of the Company; and

                      (ix) Any voluntary liquidation, dissolution, winding-up, recapitalization or reorganization of the Company.

                  (e) In addition to the foregoing, the Management Committee may elect to cause the Company to terminate the TCAC Consulting Agreement (defined below) only at such time as TCAC shall no longer own at least 15% of the Interests.

                  8.3 Books and Records. At all times during the continuance of the Company, the Company shall maintain, at the principal place of business of the Company, or at such other place as the Members shall determine, books and records which shall be adequate and appropriate for the business of the Company and in which each transaction of the Company shall be entered fully and accurately. The Company shall maintain such other books and records as may be required by applicable law, at such places as may be specified by such law.

                  8.4 Accounting: Fiscal Year. The books and records, and the financial statements and reports, of the Company, for Federal, state and local tax purposes, and for purposes of reports to the Members, shall be kept on an accrual basis unless the Management Committee determines otherwise. The fiscal year of the Company shall be the calendar year unless the Management Committee determines otherwise.

                  8.5 Tax Reporting.

                  (a) The Members hereby designate PDI as the "tax matters partner" (as such term is defined in Section 6231(a)(7) of the Code) or any successor Member selected by vote of the Members and agree that PDI shall have all of the powers and obligations of a tax matters partner pursuant to the Code.

                  (b) The Managing Director shall cause the Company to file all income tax returns required to be filed by the Company for each calendar year or part thereof. On or prior to April 1 of each year, the Managing Director shall cause each Member to be furnished with information relating to the Company necessary for preparing such Member's income tax returns. A copy of the Company's federal income tax return and other tax returns will be made available for inspection and copying by any Member at the office of the Company.

                  (c) No election at the Company level shall be made to be excluded from the application of Subchapter K of the Code, or from any similar provision of state law. The Managing Director is authorized to cause the Company to make such other elections for federal income tax purposes as the Company deems advisable, except that an election pursuant to Code Section 754 shall be made by the Managing Director, on behalf of the Company, at the request of any Member.

                  8.6 Inspection. Any Member, and any person which it may designate, may examine the books, records, reports and other papers of the Company, make copies and take extracts therefrom, and discuss the affairs, finances and accounts of the Company with the Managing Director, or with the Company's accountants, for any purpose reasonably related to such Member's Interest, all at such reasonable times and as often as may be reasonably requested.

                  8.7 Compensation. No Manager shall receive any compensation for services rendered to the Company except as determined by the Members. The Management Committee shall make all determinations with respect to compensation, including salaries and bonuses, of all employees of the Company.

                  8.8 Bank Accounts. All funds of the Company shall be deposited in one or more separate bank accounts in the name of the Company. The Management Committee shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the persons who will have authority with respect to the accounts and the funds therein.

                                   SECTION 9
                                  TERMINATION

                  9.1 Events Causing Termination.

                  (a) Notwithstanding anything to the contrary contained herein, the Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

                      (i) the election of all of the Members to dissolve the Company;

                      (ii) the occurrence of any event which shall make it unlawful for a Member to be a Member or a party to this Agreement, unless such Member shall elect to transfer its Interest to a Controlled Affiliate (defined below) which may lawfully be a Member;

                      (iii) an election by a Member pursuant to Section 12.3(a);

                      (iv) upon sale or liquidation of the Company upon election of the Members in accordance with the terms of this Agreement;

                      (v) any other event which causes dissolution under the Act unless, pursuant to the Act, Members holding at least a majority of the total Interests may elect to continue the Company within 90 days of such event, and such election is made within such 90 day period.

                  For purposes of this Agreement, a "Controlled Affiliate" of any entity or person means any other entity or person that, through ownership of voting equity securities, controls, is controlled by or is under common control with, such entity or person.

                  (b) The dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the business of the Company shall be wound up and liquidated and the assets of the Company have been distributed as provided in Section 9.2 and the Certificate shall have been cancelled in the manner required by the Act. In the event of a dissolution pursuant to Section 9.l(a)(ii) or 9.l(a)(vi), the remaining Members may elect to continue the Company, alone or with new Members admitted thereby, and/or such remaining and new Members may purchase the Interests of any Member which is no longer continuing as a Member in accordance with the terms of this Agreement. Notwithstanding the dissolution of the Company, the business and affairs of the Company shall continue to be governed by this Agreement.

                  9.2 Winding Up. If the Company is dissolved pursuant to the preceding Section, the Company shall be wound up and liquidated in accordance with the Act and the following provisions:

                  (a) A final audit shall be made by the independent certified public accountants for the Company. The Management Committee shall arrange for any non-cash assets of the Company to be sold by public or private sale, at the discretion of and on terms set by the Management Committee, at which any Member may bid for such assets.

                  (b) The assets of the Company shall be liquidated by the Management Committee as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, in the event the Management Committee shall reasonably determine in good faith that an immediate sale of part or all of the Company's assets would cause undue loss to the Members, or would cause undue loss to the Management Committee, in order to avoid such loss or violation, the Management Committee may, to the extent not then prohibited by the Act, either defer liquidation of, and withhold from distribution, and continue to use for a reasonable time any assets of the Company, or distribute the assets to the Member in kind (subject to Section 5.3). If any assets of the Company are to be distributed in kind, such assets shall be distributed based on fair market value.

                  (c) The proceeds from any liquidation of the Company shall be applied and distributed as follows:

                      (i) first, to the payment of debts and liabilities of the Company and the expenses of liquidation, including without limitation, the PDI Loan, any Additional Loans, and the setting up of any reserves that are reasonably necessary for any contingent, conditional, unmatured or unforeseen liabilities or obligations of the Company or of the Members arising out of, or in connection with, the Company; and

                      (ii) second to the Members in accordance with their
              respective Capital Accounts.

                                   SECTION 10
                              TRANSFER OF INTEREST

                  10.1 General. Except for a transfer to a Controlled Affiliate and except for a Qualified Public Offering, as consented to by the Members pursuant to the terms of this Agreement, during the five year period following the Effective Date, a Member shall not transfer, grant, assign, encumber, pledge or otherwise commit or dispose of ("Transfer") all or any part of its Interests. After the end of such five year period, a Member may Transfer its Interests, or a portion thereof, only upon the following terms and conditions:

                  (a)  A Transfer may be made only upon compliance with Section
         10.3 below;

                  (b) The Transfer will not require registration of Interests under any federal or state securities laws;

                  (c) No transferee of all or part of the Interest of a Member (the "Transferee") in the Company shall have the rights of a Member unless and until the transferring Member (the "Transferor") has provided to the other Member notice of the Transfer and the Transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent and nature as the Transferor;

                  (d) No Member, without the consent of the other Member, shall make a Transfer which shall cause the Company to be classified other than as a partnership for U.S. Federal income tax purposes;

                  (e) No Transfer permitted by this Section 10 shall relieve the Transferor of any liability, whether accruing before or after such Transfer, which arises out of acts of the Transferor conducted prior to such Transfer; and

                  (f) The Transferor and the Transferee shall bear all tax consequences of the Transfer.

                  If, contrary hereto, a Transfer is made which causes the Company to be classified other than as a partnership for U.S. Federal income tax purposes, the Transferor shall indemnify, defend and hold harmless the other Members from and against any and all tax, loss, cost, expense or damage in connection therewith.

                  10.2 Violative Transfers. Any Transfer made in violation of this Section 10 shall be deemed to be invalid, null and void, and shall be without effect. The Managing Director may request officer certificates, representations and warranties from the Transferee and Transferor and an opinion of counsel as to the matters set forth in (b) and (d) above of Section 10.1 and such other factual matters as the Managing Committee may reasonably request.

                  10.3 Preemptive Right. If a Member desires to Transfer all or any part of its Interests in the Company (such Member, the "Transferor"), the other Member (the "Purchasing Member") shall have a preemptive right to acquire such Interests at the same price and on substantially the same terms and conditions as agreed to by any proposed Transferee (the "Terms"), provided, however, that with respect to those Terms which are not monetary (i.e. consist of payment of cash) and which, by their nature, could not be performed by the Purchasing Member, the Purchasing Member shall have the right to substitute cash having the equivalent economic value of such Terms (and the Members shall thereafter use their best efforts to come to an agreement regarding the equivalent value of such non-economic Terms, and if they are not so able to, the Members shall retain an independent outside financial advisor, acceptable to both Members, to arbitrate the same). The Transferor shall give to the Purchasing Member notice of the terms and conditions of the proposed Transfer, including the Transferor's determination of the equivalent economic value of such non-monetary Term and including the entity or individual to which such Interests are intended to be transferred (the "Proposed Purchaser"). A Member wishing to exercise its preemptive right may elect to do so by written notice to the Transferor within thirty (30) days of such Member's receipt of the notice of proposed Transfer (such notice which will contain such Member's determination of the equivalent economic value of any such non-monetary Terms, if applicable.) If at such time there are more than two Members, the Interests of the Transferor may be allocated among the electing Member(s) in any manner to which they agree, or absent an agreement shall be allocated in proportion to their respective Interests immediately prior to the exercise of the preemptive right. No election to exercise the preemptive right shall be effective unless the electing Member(s) collectively elect to purchase all of the Interests of the Transferor being offered hereby. Any purchase by the electing Member(s) shall occur on the terms set forth in the Transferor's notice, except that the closing date may be postponed by thirty
(30) days at the request of any electing Member. If the Purchasing Member(s) decline to acquire the portion of the Transferor's Interest that the Transferor proposes to Transfer, the Transferor may Transfer such portion of its Interest to the Proposed Purchaser on the terms set forth in the Transferor's notice. If PDI is the Transferor, the terms on which TCAC may acquire PDI's Interest shall include any continuation of rights under the PDI License Agreement or the Programming Licensing Agreement that PDI or any of its Controlled Affiliates has offered to the Proposed Purchaser.

                  10.4 TCAC's Tag-Along Right. In the event that PDI intends to Transfer its Interests in the Company pursuant to this Section 10 (exclusive of Transfers to Controlled Affiliates), and TCAC has declined to exercise its preemptive right pursuant to Paragraph 10.3 above, TCAC shall have the right, in its sole discretion, to also sell to the Proposed Purchaser, as a condition to such sale by PDI, at the same price per Interests percentage, and on the same terms and conditions as involved in such sale by PDI, the same percentage of its Interests as equals the percentage of its Interests to be sold by PDI to the Proposed Purchaser represent with respect to the Interests owned by PDI immediately prior to the sale of any portion of its Interests to the Proposed Purchaser (i.e., if PDI intends to sell 20% of its 70% Interests, TCAC may require as a condition to such sale that the Proposed Purchaser purchase from TCAC 20% of its 30% of Interests, i.e. 6% of the total Interests). The exercise or non-exercise by TCAC of its rights pursuant to this Paragraph 10.4 shall be without prejudice to its rights under this Paragraph 10.4 to any future Transfers proposed to be made by PDI. If TCAC wishes to so participate in any Transfer pursuant to this Paragraph 10.4 it shall notify PDI by written notice within the thirty (30) days following TCAC's receipt of the notice of proposed Transfer pursuant to Paragraph 10.3 above. In the event that the transaction between PDI and such Proposed Purchaser contains terms which are non-monetary and which cannot be similarly performed by or for the benefit of TCAC, as applicable, TCAC, PDI and such proposed Purchaser shall arrive at the equivalent economic value of such non-monetary terms, pursuant to the methods set forth above in 10.3.

                  10.5 TCAC Put Right. On the fifth anniversary of the Effective Date, and every two years thereafter (each, a "Put Date"), unless and until the Company, or a successor thereto, shall have effected a Qualified Public Offering (defined below), TCAC will have the right (the "Put Right") to require PDI to purchase all, but not less than all, of TCAC's Interests, by delivery to PDI of a written notice by TCAC of its election to so require PDI to purchase its Interests, not later than 30 days prior to each Put Date. The purchase price for TCAC's Interests shall be paid in cash upon consummation of such purchase and the transfer to PDI of TCAC's Interests, and shall equal the Appraised Fair Market Value (defined below) of TCAC's Interests as of the Put Date, provided that the Appraised Fair Market Value of the Company shall be determined as if the Company's license to use the "Discovery" name had an indefinite term. If the Company, or a successor thereof, has effected a consummation of an underwritten public offering of shares of the same class as those held by TCAC and representing at least 20% of the total equity of the

Company (or its successor) (a "Qualified Public Offering") pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended (the "Act") and applicable state securities laws, prior to exercise by TCAC of its Put Right, in lieu of such Put Right, TCAC will have the right to require PDI to agree to cause the Company, within a reasonable time after such request is made, to register for sale pursuant to the Act and any applicable state statutes, all or any part of the shares of stock then held by TCAC in the Company (or its successor), provided that, if the underwriter for such registration advises the Company that marketing considerations require a limitation on the number of shares offered pursuant to any registration statement, then the Company may so limit the number of shares held by TCAC to be so registered so long as no securities other than shares held by TCAC are included in such registration. TCAC acknowledges and agrees that the Company shall select the underwriter for an offering made pursuant to a Qualified Public Offering and any registration of TCAC's shares. The Company (or its successor) will also register shares held by TCAC in connection with the initial public offering or any subsequent public offering by the Company (or its successor) at TCAC's request, subject to customary standstill provisions required by the managing underwriter of any such offering.

                  10.6 Termination of Rights. The rights and obligations of TCAC and PDI under Paragraph 10.3 and of TCAC under Paragraphs 10.4 of this Agreement shall terminate on the date of the consummation of a Qualified Public Offering by the Company or a successor thereto.

                  10.7 PDI's Call Right. On the seventh anniversary of the Effective Date and on each subsequent two year anniversary thereafter, PDI shall have the right (the "Call Right") to require TCAC to sell to PDI all, but not less than all, of TCAC's Interests, at a price equal to 110% of the then Appraised Fair Market Value of TCAC's Interests, provided that the Appraised Fair Market Value of the Company shall be determined as if the Company's license to use the "Discovery" name had an indefinite term. The purchase price shall be payable in cash, upon consummation of such sale to PDI.

                  10.8 PDI's Lobby Purchase Option.

         (a) The parties hereto agree that it would be counter to the interests of the Company for any Member, or an Affiliate thereof, to lobby for changes in the U.S. regulatory environment which would benefit broadcast stations to the potential detriment to the carriage of the Network. For example, it would be counter to the interests of the Company for any Member or an Affiliate thereof to lobby for "must carry" status for digital broadcast signals. Accordingly, in the event that TCAC or any of its Affiliates lobbies for any such change in the U.S. regulatory environment which would benefit broadcast stations to the potential detriment to the carriage of the Network, PDI shall have the right to purchase (the "Lobby Purchase Option") TCAC's Interests, at a price (the "Appraised Interest Price") based on the then Appraised Fair Market Value of the Company, provided that the Appraised Fair Market Value of the Company shall be determined as if the Company's license to use the "Discovery" name had an indefinite term, provided, further, that if such Lobby Purchase Option is exercised at any time prior to the two year anniversary of the Effective Date (such two year period, the "Guaranty Period"), PDI shall pay to TCAC, in addition to the Appraised Interest Price, that amount (the "Make Good Amount"), if any, equal to the difference between (x) that amount which, in accordance with the definition of Appraised Fair Market Value, would have been arrived at as the amount which would have been received by TCAC upon a liquidation of the Company had the initial Capital Account of TCAC been $55,000,000 and the initial Capital Account of PDI been $20,000,000, and (y) the aggregate amount actually determined as the price to be paid to TCAC, based on the Capital Accounts of the Members as of the time of such determination; provided, however, that in no event shall the aggregate amount of the Make Good Amount plus the Appraised Interest Price payable by PDI hereunder be in excess of the amount which would have been paid by PDI for such Interests upon exercise of the Lobby Purchase Option, had PDI's initial Capital Account been $20,000,000 and TCAC's initial Capital Account been $55,000,000. Notwithstanding the foregoing, the parties agree that such lobbying shall not, however, constitute a violation of this Agreement or otherwise subject TCAC or any of its Affiliates to any liability to the Company, PDI or its Affiliates.

                  (b) In the event that TCAC's lobbying activities are in response to changes sought by representatives of the cable industry in the current regulatory environment as it relates to broadcasters (e.g., representatives of the cable industry for a Congressional repeal of broadcasters' current "must carry" rights for analog signals) and TCAC lobbies in response to this, if PDI shall exercise its Lobby Purchase Option pursuant to Paragraph 10.8(a) above, and the purchase price for TCAC's Interests is less than $55,000,000, in addition to the purchase price payable to TCAC as provided in Paragraph 10.8 (a) above, TCAC shall also be entitled to a "Contingent Payment" right with an initial value of the difference between the purchase price determined under Paragraph 10.8(a) above and $55,000,000 (the "Initial Value"). Such right shall entitle TCAC to be paid, at the next opportunity PDI would have to exercise its Call Right as provided in Paragraph 10.7 above, an amount equal to (i) the Initial Value multiplied by (ii) 100% plus
         (iii) the percentage increase in the Appraised Fair Market Value from the time of PDI's exercise of the Lobby Purchase Option and consummation of the purchase of TCAC's Interest pursuant thereto to the time of the making of such "Contingent Payment", provided that in no event shall TCAC be entitled to receive more than $55,000,000 as a "Contingent Payment".

                  (c) For purposes of this Section 10.8, (i) TCAC, PCC, or an Affiliate thereof shall not be considered to have engaged in lobbying as a result of non-substantive conversations between representatives of TCAC, PCC, or an Affiliate thereof and public officials, lobbying activities conducted by any organization (such as the National Association of Broadcasters), in which TCAC or any Affiliate of TCAC may be a member or otherwise affiliated, or lobbying activities conducted by individuals who may be attorneys or other representatives or agents of TCAC, but who are in such instance not being paid by, nor acting at the direction or on behalf of, TCAC or PCC or an Affiliate thereof at the time of such lobbying activities, and (ii) PDI may not elect the Lobby Purchase Option unless it can affirmatively demonstrate by material evidence that TCAC, PCC, or an Affiliate thereof has engaged in lobbying as described in Section 10.8(a) and qualified by this Section 10.8(c).

                  10.9 Appraised Fair Market Value. For purposes of any provision of this Agreement that refers to the "Appraised Fair Market Value" of a Member's Interest:

                  (a) PDI and TCAC shall each designate an independent investment banker, and the two investment bankers so designated shall designate a third independent investment banker, to determine independently the fair market value of the Company's assets. In determining the fair market value of the Company's assets, each investment banker shall (i) assume the fair market value of any asset is the price at which such asset (as a going concern, if applicable) would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (ii) assume a sale of such asset for cash; and (iii) use valuation techniques then prevailing in the applicable industry, and (iv) in all instances where this Agreement specifically states the same, Appraised Fair Market Value shall be determined as if the Company's license to use the "Discovery" name has an indefinite term.

                  (b) After each investment banker has determined the fair market value of the Company's assets, each investment banker shall then calculate the amount that would be distributed to each Member in liquidation of the Company (the "Liquidation Amount"), if (i) the assets of the Company were sold for such investment banker's determination of their fair market value, without reduction for filing fees, transfer taxes, sales taxes, and other transaction costs, (ii) net profit and net loss, including any gain or loss resulting from the liquidating sales described in clause (i), were allocated in accordance with this Agreement, (iii) the Company paid its accrued, but unpaid, liabilities (but not any prepayment premiums or penalties or other similar costs attributable to the payment of any such liabilities), and
         (iv) the Company distributed the remaining proceeds received by it (without establishing reserves for contingent or unknown liabilities) to the Members in liquidation.

                  (c) The "Appraised Fair Market Value" of a Member's Interest shall be determined as follows:

                       (i) If the difference between the Liquidation Amount determined by the investment banker designated by PDI and the Liquidation Amount determined by the investment banker designated by TCAC is less than or equal to five percent of the higher of such Liquidation Amounts, the "Appraised Fair Market Value" of the Member's Interest shall be the average of such Liquidation Amounts.

                       (ii) In all other cases, the "Appraised Fair Market
              Value" of the Member's Interest shall be the average of the two closest of the Liquidation Amounts determined by the three investment bankers.

                  10.10 Covenant of DCI. DCI agrees that it will not cause or permit to occur any transaction or series of transactions if, after giving effect to such transaction or series of transactions, it would not own, directly or indirectly, more than fifty percent of the outstanding equity interests in PDI (or any Controlled Affiliate of PDI to which PDI has Transferred its Interest) or would not directly or indirectly control PDI (or any Controlled Affiliate of PDI to which PDI has Transferred its Interest).

                  10.11 Covenant of PCC. PCC agrees that it will not cause or permit to occur any transaction or series of transactions if, after giving effect to such transaction or series of transactions, it would not own, directly or indirectly, more than fifty percent of the outstanding equity interests in TCAC (or any Controlled Affiliate of TCAC to which TCAC has Transferred its Interest) or would not directly or indirectly control TCAC (or any Controlled Affiliate of PDI to which TCAC has Transferred its Interest).

                                   SECTION 11
                       ADMISSION OF MEMBERS; RESIGNATIONS

                  11.1 Admission of Members. Additional or substitute Members (other than Controlled Affiliates) may be admitted to the Company only as expressly permitted by this Agreement.

                  11.2 Conditions. As a condition to the admission of any person or entity as an additional or substituted Member, any person to be admitted shall execute and acknowledge such instruments, in form and substance satisfactory to the Management Committee, as the Management Committee may deem necessary or advisable to effectuate such admission, and shall confirm that such person or entity to be admitted as such Member has agreed to be bound by all of the covenants, terms and conditions of this Agreement, as the same shall have been amended from time to time.

                  11.3 Resignations. No Member may resign from the Company if such resignation shall cause the Company to be classified other than as a partnership for U.S. Federal income tax purposes, and except upon the Transfer of its entire Interests to a person or entity admitted as a substitute Member or to an existing Member.

                                   SECTION 12
                               EVENTS OF DEFAULT

                  12.1 Events of Default. Upon the occurrence of any of the following, there shall be deemed to have occurred an Event of Default, and the Member in respect of which such event shall have occurred shall be deemed to be in default hereunder and shall be referred to as the Defaulting Member, and the other Member shall be referred to as the Non-Defaulting Member:

                  (a) A Member commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing;

                  (b) An involuntary case or other proceeding is commenced against a Member seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) days, or an order for relief is entered against a Member under the federal bankruptcy laws, or similar applicable laws of another country, as now or hereafter in effect;

                  (c) A substantial portion of the Interest of a Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within ninety (90) days from the date of notice of seizure; or

                  (d) Subject to the notice and cure provision of Section 12.2 below, a Member commits a material breach of any of its obligations under this Agreement.

                  12.2 Notice and Cure. Any Non-Defaulting Member shall have the right to give the Defaulting Member a Notice of Default occurring under Paragraph 12.1(d) (a "Notice") which shall be in writing, shall set forth the nature of the default and, if applicable, the obligations that the Defaulting Member has not performed or has breached. The date for cure shall be thirty (30) days after receipt of the Notice. If, within the period specified in the Notice, the Defaulting Member cures such Default, the Notice shall be inoperative and the Defaulting Member shall lose no rights hereunder. If, within such specified period, the Defaulting Member does not cure such default, any Non-Defaulting Member, at the expiration of such period, shall have the rights hereinafter specified.

                  12.3 Remedies. Upon the occurrence and expiration of any applicable cure period with respect to an Event of Default, the Non-Defaulting Member shall have the option, in its sole discretion, by decision of the Non-defaulting Members holding at least a majority of the Interests, exclusive of Interests held by the Defaulting Member, to:

                  (a) dissolve the Company (but the Company shall not so dissolve, regardless of the Event of Default which has occurred unless such Non-Defaulting Member shall elect to so dissolve);

                  (b) expel the Defaulting Member and purchase on a date specified by such Non-Defaulting Member in a written notice, which date shall be not more than sixty (60) days from the date of such notice, all of the Defaulting Member's Interest in accordance with Paragraph 12.4;

                  (c) cure the default, and the cost of such curing shall be charged against the Defaulting Member's Capital Account and credited to the Non-Defaulting Member's Capital Account, and the Interest of the Non-Defaulting Member shall be increased in proportion to the foregoing adjustments to the Capital Accounts; and

                  (d) enforce its rights by suit in equity, action at law and/or other appropriate proceedings, whether for damages or the specific performance of any covenant or agreement contained herein.

         The remedies of the Members set forth herein are cumulative, and may be exercised singly or concurrently.

                  12.4 Purchase of Defaulting Members' Interest. After expulsion of a Defaulting Member pursuant to Paragraph 12.3(b), a Non-Defaulting Member may purchase the Defaulting Member's Interests at a price which for such purposes shall be equal in amount to the Appraised Fair Market Value of the Defaulting Member's Interests, provided that such amount shall be determined by an independent investment banker selected by the Non-Defaulting Member, taking account of any distributions by the Company of cash or assets made since the end of such month, and after deducting any amounts payable to the Company by the Defaulting Member, any costs of remedying the default and any damages or costs to the Company or Non-Defaulting Member resulting from the Default. Payment to the Defaulting Member may take the form of a two (2) year note with interest at 8%. If the Company suffers any liability in respect of a period prior to the expulsion of the Defaulting Member which liability had not been accrued on the books of the Company on the date that the purchase price of the Defaulting Member's Interests was determined, the payment provided for above shall be reduced by an amount equal to the Defaulting Member's pro rata interest (based on the Interests held thereby) in such liability.

                                   SECTION 13
                                  NON-COMPETE

                  13.1 Non-Compete.

                  (a) The parties hereby agree that the Network will be the exclusive vehicle for themselves and their respective Controlled Affiliates within the Territory, (exclusive of Puerto Rico, where it shall be the non-exclusive vehicle) for providing programming (for distribution by broadcast, cable, satellite or other means) that is predominately travel-oriented and for seeking transactional revenue *** Confidential Treatment Requested from travel programming, provided that in no event shall such exclusivity be deemed to prohibit airing of a limited amount of travel programming on other networks or media owned in whole or in part by PDI,TCAC, PCC, DCI or their Controlled Affiliates defined below), or prohibit the airing of programming as described in Paragraph 15.2 of this Agreement, or from seeking transactional revenue in connection with the airing thereof, nor does it prevent either PCC, DCI or their Affiliates from licensing to third parties travel oriented programs owned thereby, nor does it apply to DCI's shareholders or their Affiliates (exclusive of DCI and its subsidiaries, if applicable), to the extent the same might in any way be deemed to constitute a Controlled Affiliate.

                  In addition, except for the license granted to PDI to permit a sublicense thereby to the Company, DCI shall not grant a license for the Territory (exclusive of Puerto Rico) to any third party to use the "Discovery" name or logo in connection with a television programming service the content of which is primarily travel related.

                  (b) At all times after the date hereof, no Member, Manager or any Affiliate thereof shall disclose or use any Confidential Information (as defined below), provided, however, that:

                      (i) a Member shall be permitted to disclose Confidential Information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member's investment in the Company, the performance of its obligations under this Agreement, or the exercise of its rights under this Agreement;

                      (ii) a Member shall be permitted to disclose Confidential Information to its Affiliates;

                      (iii) a Member shall be permitted to disclose Confidential
              Information to the extent required by law, including federal or state securities laws or regulations, or by the rules and regulations of any stock exchange or association on which securities of such Member or any of its Affiliates are traded; and

                      (iv) a Member shall be permitted to disclose Confidential Information to a potential purchaser of its Interest so long as such potential purchaser agrees (in writing which provides the Company with an independent right of enforcement) to be bound by the provisions of this Section 13.1(b).

                  As used in this Agreement, the term "Confidential Information" shall include, without limitation, trade secrets, confidential or proprietary information, owned, developed or possessed by the Company, a Manager, Member or an Affiliate thereof, whether in tangible or intangible form, which pertains, in any manner, to subjects which include, but which are not limited to, such entity's or individual's research, operations, customers (including identities of customers and prospective customers, identities of individual contacts at customers, preferences, business or habits), business relationships, products (including prices, costs, sales or content and including realized or unrealized products), financial information, marketing or promotion information, business methods, future business plans, databases, computer programs, designs, models, operating procedures, knowledge of the organization, and information received from others that such entity or individual is obligated to treat as confidential.

                  Notwithstanding the foregoing, Confidential Information shall not include knowledge, information, documents or materials which any such Member, Manager or Affiliate thereof can establish: (i) have entered the public domain without such entity's or individual's breach of any obligation owed to such entity or individual; (ii) have become known to such entity or person prior to such entity's or individual's disclosure of such information to such entity or person; (iii) are permitted to be disclosed by the prior written consent of such entity or individual; (iv) have become known to such person or entity from a source other than such entity or individual other than by breach of an obligation of confidentiality owed to the Company and known to such Manager, Member or Affiliate; (v) are disclosed by such entity or individual to a third party without restrictions on its disclosure; or
         (vi) are independently developed by such person or entity without breach of this Agreement.

                  (c) Because the Company and the Members do not have an adequate remedy at law to protect the Company's business from any breach of the obligations set forth in this Section 13, each of them shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in such event, be available to it or them.

                                   SECTION 14
                    EXCULPATION; INDEMNIFICATION; LIABILITY

                  14.1 Exculpation. A Member or Manager exercising management powers or responsibilities for or on behalf of the Company shall not have personal liability to the Company or its Members for damages for any breach of duty in such capacity; provided, however, that nothing in this Section shall eliminate or limit the liability of any such Member or Manager if a judgment or other final determination adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or a breach of this Agreement. Except as otherwise provided by the Act or expressly set forth in this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Managing Director, Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being Manager, Managing Director, or a Member of the Company.

                  14.2 Indemnification. (i) To the fullest extent permitted by law, the Company shall indemnify any Person and/or entity (an "Indemnitee") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or on behalf of the Company to procure a judgment in its favor, by reason of the fact that such Indemnitee is or was a Member, Manager or agent of a Member, or that such Indemnitee is or was serving at the request of the Company as a partner, director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Indemnitee if a judgment or other final determination adverse to such Indemnitee establishes that his or her acts or omissions were in bad faith or involved intentional misconduct, or a knowing violation of the law or a breach of this Agreement.

                  (a) Any indemnification under the preceding subsection of this Paragraph 14.2 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification of an Indemnitee is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the preceding subsection of this Paragraph 14.2. Such determination shall be made by the Members or, if the Members so direct, by independent legal counsel in a written opinion.

                  (b) The Company will, at the discretion of the Members, pay expenses incurred in defending any action, suit or proceeding described in the first subsection of this Paragraph 14.2 in advance of the final determination of such action, suit or proceeding, provided that the Indemnitee shall agree to reimburse the Company if after final determination, the Indemnitee was not entitled to be indemnified as set forth herein.

                  (c) The Company may, at the discretion of the Members, purchase and maintain insurance on behalf of any Indemnitee against any liability asserted against him or her, whether or not the Company would have the power to indemnify him or her against such liability by law.

                  (d) The indemnification provided by this Section shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement, determination of Members or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section shall continue as to an Indemnitee who has ceased to be a Member (or other Person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such Person.

                  (e) The provisions of this Section shall be a contract between the Company and each Indemnitee who served in such capacity at any time while this Section is in effect pursuant to which the Company and each such Indemnitee intend to be legally bound. No repeal or modification of this Section shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

                  (f) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties and liabilities relating thereto) to the Company or to any Member, an Indemnitee acting under this Agreement shall not be liable to the

         Company or any Member for its good faith reliance on the provisions of this Agreement or on the interpretation thereof given to such Indemnitee by its counsel. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnitee otherwise existing, at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

                                   SECTION 15
                      ADDITIONAL COVENANTS AND AGREEMENTS

                  15.1 Network Programming and Commercial Breaks. The Network content will consist of programming relating to travel and, as may be determined by the Management Committee, living. The programming will include a number of commercial breaks consistent with the norms of other cable networks. Such commercials will include spots designed to create transactional revenue from travel agencies or others, to the extent such transactional revenue is expected to exceed traditional advertising revenue that would otherwise be available. The programming will also include, as appropriate, solicitations of viewers to contact the Company or its agents (by telephone, web browser, or other means) for information as a means of stimulating transactions that will create transactional revenue for the Company.

                  15.2 Sublicense Rights. Upon issuance of FCC licenses to permit broadcasters to distribute over the air additional digital signals, and upon commencement of such digital distribution by PCC, TCAC or any Controlled Affiliate thereof (each a "PCC Broadcaster"), such entity will be permitted to sublicense certain programming from the Company, pursuant to a sublicense agreement in form and substance satisfactory to PDI, as discussed in subparagraph (a) below, for use thereby on the digital broadcast station or stations thereof, subject to the following conditions:

                  (a) Subject to Subparagraphs (b) and (f) below, programming which airs on the Network and which is in the travel genre ("Network Travel Programming") and in which the broadcast rights for the Territory are owned by DCI or a Controlled Affiliate thereof, will be further sublicensed by the Company, without additional charge, to the PCC Broadcasters. DCI will coordinate with PCC regarding the acquisition by such PCC Broadcasters of broadcast rights for the Territory in Network Travel Programming for which neither DCI nor a Controlled Affiliate thereof has such broadcast rights for the Territory, provided that PCC, on behalf of the PCC Broadcasters, shall bear all costs for such broadcast rights, and shall seek reimbursement therefor from the PCC Broadcasters, and further provided that DCI is required only to coordinate the acquisition of such rights, and only where commercially reasonable, and DCI is under no obligation to acquire the same on behalf of the PCC Broadcasters. TCAC and PCC, by execution of this Agreement, each acknowledge that such rights may not be available for all Network Travel Programming.

                  (b) Distribution of Network Travel Programming by any PCC Broadcaster will not be permitted if cable operators are required by law or regulation to carry any such additional digital signals.

                  (c) No PCC Broadcaster may use the "Discovery" brand or any other trademark of DCI, PDI, or any other Affiliate of DCI, without the prior approval of DCI.

                  (d) Other than Network Travel Programming for which the PCC Broadcasters have had to purchase broadcast rights, one-half of the commercial time in each hour of Network Travel Programming aired by a PCC Broadcaster on a digital broadcast station pursuant to this Paragraph 15.2, will be available for resale by such PCC Broadcasters, with the remainder of such commercial time to be retained for resale by the Company. With respect to Network Travel Programming aired by a PCC Broadcaster, on a digital broadcast station pursuant to this Paragraph
         15.2 for which the PCC Broadcasters have had to purchase broadcast rights, the Company shall not retain any such commercial time.

                  (e) All transaction sales, whether as a result of solicitations of viewers to contact the Company or its agents (by telephone, web browser, or other means) or by other means, will be arranged by the Company for both the cable feed and other means of distribution of the Network and for any broadcast redistribution thereof or of any Network Travel Programming; provided that, any transaction revenue arising from broadcast distribution by a PCC Broadcaster of Network Travel Programming in accordance with this Paragraph 15.2, will be split equally between the Company and such PCC Broadcasters. To the extent that the Company shall receive transactional revenue which pursuant to this Section (e) are for the account of a PCC Broadcaster, such amounts shall be paid to PCC for the account of such PCC Broadcaster.

                  (f) To the extent the Network has cable distribution in a market and such distribution is dropped in favor of distribution of the digital signal (as evidenced by such drop occurring within the 12-month period following the date such distribution of the digital signal has commenced), all transactional and other advertising revenue relating to Network Travel Programming aired on the broadcast signal will belong to, and shall be arranged/sold by, the Company.

                  (g) The rights of the PCC Broadcaster's representative to elect, on behalf of the PCC Broadcasters, to so license Network Travel Programming (the "Programming Election") may be exercised thereby only prior to the tenth anniversary of the Effective Date; provided that (i) the right of such representative to exercise the Programming Election shall immediately terminate if TCAC ceases to be a Member of the Company as a result of the exercise by PDI of the Lobby Purchase Option, and (ii) the right of such representative to exercise the Programming Election shall terminate on the fifth anniversary of the Effective Date if PDI gives notice to TCAC of its election to so terminate the same prior to the fourth anniversary of the

         Effective Date. Except where the PCC Broadcasters' right to exercise the Programming Election is terminated as a result of PDI's exercise of the Lobby Purchase Option, any license arrangement relating to broadcast distribution of Network Travel Programming shall have a ten-year term and shall survive the termination of the Company. Where such representative right to exercise the Programming Election on behalf of the PCC Broadcasters is terminated as a result of PDI's exercise of the Lobby Purchase Option, any license arrangement relating to broadcast distribution of Network Travel Programming shall terminate immediately.

                                   SECTION 16
                         PRECONDITIONS; EFFECTIVE DATE

                  The provisions of this Agreement shall become effective on the date (the "Effective Date") which shall be the date on which (i) counterparts of this Agreement shall have been executed and delivered by the PDI and TCAC, and by Discovery Communications, Inc. and Paxson Communications Corporation with respect to certain specific obligations and rights thereof as set forth herein; and (ii) the following conditions precedent shall have been, or shall simultaneously with the execution and delivery of this Agreement be, fulfilled:

         *** Confidential Treatment Requested
                  (a) The transactions contemplated by the PDI Purchase Agreement, pursuant to which PDI shall have purchased a 25% undivided interest in the Travel Channel Assets, shall have been consummated;

                  (b) The Software License Agreement shall have been executed and delivered by TCAC and the Company;

                  (c) The PDI License Agreement shall have been executed and delivered by PDI and the Company;

                  (d) The Programming License Agreement shall have been executed and delivered by PDI and the Company;

                  (e) The Security Agreement and the Note shall have been executed and delivered by the Company;

                  (f) The Company and PDI shall have executed and delivered a management agreement substantially in the form of Exhibit F hereto, pursuant to which, subject to the authority of the board of directors of the Company, PDI will, in conjunction with the Manager, manage all aspects of the business of the Company on a day to day basis.

                  (g) The Company and PCC shall have executed and delivered a consulting agreement, substantially in the form of Exhibit G hereto (the "Consulting Agreement"), pursuant to which PCC shall provide consulting services to the

         Company with respect to transactional aspects of travel, and shall receive a consulting fee equal to $300,000 per year, plus pre-approved expenses for such services.

                                   SECTION 17
                                 MISCELLANEOUS

                  17.1 Entire Agreement. This Agreement embodies the entire understanding and agreement among the parties concerning the matters addressed herein and supersedes all prior and contemporaneous negotiations, understandings or agreements in regard thereto.

                  17.2 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by all of the Members.

                  17.3 Confidentiality. Except as may be required in connection with filings with governmental agencies or courts or except as may be required under applicable law, each party shall keep strictly confidential and shall not disclose to any other person or entity other than to its officers and employees on a must-know basis, or to its respective lawyers or accountants, the material terms and provisions of this Agreement To the extent that information with respect to this Agreement is revealed pursuant to this Section, each party shall use its best efforts to ensure that each person or entity receiving such information shall maintain it in confidence.

                  17.4 Representations and Warranties. Each Member represents and warrants to the other that: (i) it has all requisite power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Member; the execution, delivery and performance of this Agreement will not conflict with or result in a breach or violation of any provision of corporate charter or the bylaws thereof, or of any order, writ, injunction, judgment, decree, law, statute, rule or regulation of any governmental authority applicable to such Member; and (iii) assuming due authorization, execution and delivery by the other Member, this Agreement is a legal, valid and binding obligation of such Member enforceable against such Member in accordance with its terms.

                  17.5 Validity and Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under pertinent present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement and the remaining provisions of this Agreement shall remain in full force and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

                  17.6 Fair Market Value. Except as otherwise set forth in this Agreement or agreed to by the Members, fair market value of any asset distributed by, or contributed to, the Company, shall be determined by the Members, or in the event the

Members fail to agree, by an independent third party appraiser selected by agreement of the Members. If the Members fail to agree on selection of an independent third party appraiser, the Members shall each select one independent outside appraiser, and those appraisers shall appoint another appraiser, who shall make the determination of fair market value.

                  17.7 Press Release. All press releases and other public statements regarding this agreement and any venture other than those issued in the ordinary course of business shall be approved by each of the parties hereto.

                  17.8 Headings and Usage. Paragraph and subparagraph headings have been inserted herein for convenience only and shall not be construed to be a part hereof or thereof. Unless the context otherwise requires, words in the singular include the plural, and words in the plural include the singular.

                  17.9 Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

                  17.10 Successors and Assigns: Survival of Representations and Warranties. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns; provided, however, that except as specifically provided herein, no Member may assign or otherwise dispose of any of its rights or obligations hereunder. All covenants, agreements, warranties and representations made herein and in all certificates or other documents delivered in connection with this Agreement shall survive the execution and delivery hereof, and all such covenants, agreements, representations and warranties shall inure to the respective successors and assigns of the Members, whether or not so expressed.

                  17.11 Venue. Any judicial proceeding brought against either Member with respect to this Agreement may be brought in any court of competent jurisdiction located in the State of Maryland. By execution and delivery of this Agreement, the Members accept, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection therewith, subject to any right of appeal thereof.

                  17.12 Further Assurances. Each of the Members hereby agrees to do such other acts and things as the other Member may reasonably request in order fully to effect the purposes of this Agreement.

                  17.13 Notices. All notices, requests, consents, demands and other communications hereunder shall be in writing delivered by any of the following: personal delivery; first class certified or registered mail; return receipt requested; U.S. Express mail, or an express overnight service (such as Federal Express), addressed to the respective parties to the Agreement at the addresses set forth under the signature line of such party or to such other person or address as a party hereto shall designate to the other party hereto from time to time in writing forwarded in like manner. Any notice, request, consent, demand or communication given in accordance with the provisions of this paragraph shall be deemed to have been given and effective when actually received.

                  17.14 Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

                  IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date first written above.

                           TRAVEL CHANNEL ACQUISITION
                           CORPORATION

                           /s/ William L. Watson
                           ---------------------------------------
                           By:      WILLIAM L. WATSON
                           Its:     SECRETARY
                           c/o Paxson Communications Corporation
                           601 Clearwater Park Road
                           West Palm Beach, Florida 33401
                           Attention: General Counsel




                           PROJECT DISCOVERY, INC.


                           /s/
                           ---------------------------------------
                           By:
                           Its:
                           c/o Discovery Communications, Inc.
                           7700 Wisconsin Avenue
                           Bethesda, Maryland 20814
                           Attention: General Counsel



                           DISCOVERY COMMUNICATIONS, INC.,
                           solely with respect to the limited rights and
                                   obligations thereof set forth herein.

                           /s/
                           ---------------------------------------
                           By:
                           Its:

                           7700 Wisconsin Avenue
                           Bethesda, Maryland 20814
                           Attention: General Counsel

                           PAXSON COMMUNICATIONS CORPORATION,
                           solely with respect to the limited rights and
                                   obligations thereof set forth herein.


                           /s/ William L. Watson
                           ----------------------------------------
                           By:      WILLIAM L. WATSON
                           Its:     SECRETARY
                           601 Clearwater Park Road
                           West Palm Beach, Florida 33401
                           Attention: General Counsel








                                      -37-